SCHEDULE 13D/A

EXHIBIT F

AGREEMENT TO BE BOUND

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Schuler Family Foundation hereby represents, warrants, covenants and agrees to become a party to and be bound by the provisions of that certain Securities Purchase Agreement, dated November 3, 2014, by and among Biolase, Inc., a Delaware corporation, and each person listed on Schedule I thereto that apply to the “Investors.”

SCHULER FAMILY FOUNDATION

/s/ Jack W. Schuler
Name: Jack W. Schuler
Title: President